Exhibit 1A-6E

Contribution Agreement

THIS CONTRIBUTION AGREEMENT dated September 30, 2021 ("**Agreement**") by and among Kolaboration Ventures Corporation, a corporation organized and existing under the laws of Wyoming having its principal place of business at 183 Main Street, Rio Vista, CA 94571 ("**Buyer**"), and those parties listed on **Schedule 1.1** (collectively, the "**Sellers**" and individually as a "**Seller**") who are members of Kolaboration Concord LLC, a limited liability company organized and existing under the laws of the California having its principal place of business at 2366 Stanwell Circle, Concord, CA 94520 ("**Company**").

WITNESSETH:

WHEREAS, the Sellers wish to contribute to Buyer, on the terms and for the consideration hereinafter provided, the membership interests of the Company, which will represent all of the issued and outstanding membership interests of the Company in a transaction intended to qualify as a tax deferred contribution under Section 351 of the Internal Revenue Code of 1986;

WHEREAS, Contra Costa Farms LLC ("**CCF**"), a ninety-nine percent (99%) member of the Company, desires to exchange their membership interests in the Company for shares of common stock of the Buyer and those shares will be distributed to the members of Contra Costa Farms LLC as set forth in a Contribution Agreement of even date; and

WHEREAS, simultaneously with this Contribution Agreement, four (4) other contribution agreements and one merger agreement of even date shall be executed by companies affiliated with the Sellers. Together, the five (5) contribution agreements and one (10 merger agreement are intended to qualify as a tax deferred contribution under Section 351 of the Internal Revenue Code of 1986.

NOW, THEREFORE, in consideration of the promises and the respective agreements hereinafter set forth, Buyer and Sellers hereby agree as follows:

1. *CONTRIBUTION OF MEMBERSHIP INTERESTS.*

1.1 *Contribution of Membership Interests.* Upon the terms and subject to the provisions of this Agreement, the Sellers agree that they will sell, convey, transfer, assign and deliver to Buyer at the Closing provided for in Article 2, free and clear of all claims, liens, pledges, encumbrances, mortgages, charges, security interests, options, preemptive rights or other interests or equities whatsoever, all of the membership interests duly and validly issued, fully paid and non-assessable, (collectively, "**Purchased Interests**") of the Company owned by the Sellers in accordance with the Schedule of Purchased Interests attached hereto as **Schedule 1.1**.

1.2 *Consideration for Contribution of the Purchased Interests.* Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of Sellers herein contained, and in full consideration of such sale, conveyance, transfer, assignment and delivery of the Purchased Interests to Buyer, Buyer shall deliver to Sellers stock certificates evidencing the Exchanged Shares registered in the name of Buyer as set forth in **Schedule 1.1** as Vested and Non-vested Shares. Vested shares are fully vested in the Seller upon receipt. The Non-vested Shares issued to the Sellers shall vest as follows:

(i) The Revenue Target is five million dollars ($5,000,000) per month.
(ii) The Revenue Baseline is zero dollars ($0.00) per month.

(iii) The Revenue Growth Challenge is the revenue Target less the Revenue Baseline, or five million dollars ($5,000,000).

(iv) The Monthly Revenue Achievement is the actual monthly gross revenue as determined according to GAAP.

(v) The Monthly Revenue Achievement less the Revenue Baseline is the Revenue Growth Actual.

(vi) The Revenue Growth Actual as a percentage of Revenue Growth Challenge is the Percent Achievement and determines the vesting of the Non-vested Shares.

(vii) The measurement of vesting of the Non-vested Shares occur each calendar quarter.

(viii) The month in the preceding quarter with the highest Revenue Achievement will be used to determine vesting.

(ix) Percent Achievement (limited to one hundred percent (100%)) shall be multiplied times the original Non-vested Shares to determine the Additional Vested Shares for the quarter.

(x) If the current quarter's Additional Vested Shares is greater than the previous quarter's Additional Vested Shares, then the difference becomes vested.

(xi) All vesting ceases at the expiration of the earlier of the effective date of an initial public offering, the lapse of the eighth (8th) quarter or the closing date of a merger or acquisition of the Company.

1.3 *Registration Rights*. The Sellers designated in **Schedule 1.1** shall receive registration rights as set forth in the Registration Rights Agreement set forth in **Exhibit A**.

1.4 *Stockholders' Agreement*. The Sellers designated in **Schedule 1.1** shall execute a stockholders' agreement as set forth in the Stockholders' Agreement set forth in **Exhibit B**.

2. *THE CLOSING AND ISSUANCE OF CONSIDERATION.*

2.1 *Closing.* The closing ("**Closing**") with respect to the acquisition of the Purchased Interests under this Agreement and all other transactions contemplated hereby shall take place at 10 AM PDT on September __, 2021 at the law offices of Shustak, Reynolds & Partners located at 401 West A Street, Suite 220, San Diego, CA 92101 (or on such later time and date as the parties may agree). The time and date of the Closing is hereinafter called the "**Closing Date**."

2.2 *Payment of Consideration.* At the Closing, the Buyer shall transfer to the Sellers its shares of common stock of the Buyer, free and clear of all claims, liens, pledges, encumbrances, mortgages, charges, security interests, options, preemptive rights, restrictions or any other interests or imperfections of title whatsoever.

2.3 *Transfer of Purchased Interests.* At the Closing, the Sellers shall transfer membership interests to Buyer, free and clear of all claims, liens, pledges, encumbrances, mortgages, charges, security interests, options, preemptive rights, restrictions or any other interests or imperfections of title whatsoever. Said transfer shall be affected by making entries on the books of the Company. If any Seller shall fail or refuse to deliver any of the Purchased Interests, or any membership certificate or closing certificate or document required to be delivered by that Seller, at the Closing as provided herein, such default shall not relieve any other Seller of his obligations to comply fully with this Agreement, and the Buyer, at its option and without prejudice to its rights against any such defaulting Seller or Sellers, may (a) acquire only the Purchased Interests which have been delivered to it, or (b) refuse to acquire any Purchased Interests and thereby terminate all of its obligations hereunder to all the Sellers, by delivery of written notice of termination and with no liability of the Buyer to the non-defaulting Sellers. The Sellers

acknowledge that the Purchased Interests are unique and not otherwise available, and agree that, in addition to any other available remedies, Buyer may seek any equitable remedies to enforce performance by the Sellers hereunder, including, without limitation, an action for specific performance. If any Seller shall fail to perform his obligations under this Agreement at the Closing, no other Seller shall per se have any liability to Buyer therefor.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company and the Sellers, to each of them as specifically set forth below, hereby represent, warrant and agree as of the date hereof and as of the date of the Closing as follows:

3.1 *Organization and Qualification of Company.* The Company is duly organized, validly existing and in good standing under the laws of California. The Company has all requisite power and authority to own or lease all of its properties and assets and to conduct its business in the manner and in the places where such properties are owned or leased or such business is now conducted by it.

The books of the Company are current and contain correct and complete copies of the Articles of Organization and Operating Agreement of the Company, including all amendments thereto and restatements thereof. The record book of the Company is also current, correct, and complete and reflects the issuance of all of the membership interests in the Company since the date of its formation.

3.2 *Authority of Company and the Sellers.* This Agreement and each of the agreements and other documents and instruments delivered or to be delivered to Buyer pursuant to or in contemplation of this Agreement will constitute, when so delivered, the valid and binding obligations of such of Sellers as are parties thereto and shall be enforceable in accordance with their respective terms. The execution, delivery and performance of this Agreement and each of the agreements and other documents and instruments delivered or to be delivered to Buyer by Sellers or the Company have been duly authorized by all necessary action of Sellers and, with respect to Company, are within Company's powers.

The execution, delivery and performance of any such agreement, document or instrument by any of the Sellers and the execution, delivery and performance of this Agreement or any other agreement, document or instrument by any of the sellers and the Company, except as specifically identified on the Schedule of Breaches, Defaults and Required Consents attached hereto as **Schedule 3.2** does not, and will not, with the passage of time or the giving of notice or both:

(i) result in a breach of or constitute a default or result in any right of termination or other effect adverse to the Company under any indenture or loan or credit agreement of any of the Sellers or the Company, or any other agreement, lease or instrument to which any of the Sellers or the Company is a party or by which the property of any of the Sellers or the Company is bound or affected;

(ii) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance or claim of any nature whatsoever on the Purchased Interests or any property or assets now owned, leased or used by the Company;

(iii) result in a violation of or default under any law, rule, or regulation, or any order, writ, judgment, injunction, decree, determination, award, now in effect having applicability to any of the Sellers or the Purchased Interests;

(iv) violate any provisions of the Articles of Organization or the Operating Agreement of the Company, or

(v) require any approval, consent or waiver of, or filing with, any entity, private or governmental.

3.3 *Subsidiaries and Investments.* The Company has no subsidiaries and does not own any securities of or other interests or interests in, any firm, corporation, partnership, joint venture, trust, association, estate, joint stock company, organization, enterprise or entity, except temporary investments in the ordinary course of business.

3.4 *Capitalization.* The authorized membership interests of the Company consists of those membership interests issued and outstanding. The Purchased Interests has been duly and validly authorized, and is duly and validly issued, fully paid and non-assessable. Except as set forth on **Schedule 1.1**, the Purchased Interests are free and clear of any and all claims, liens, pledges, charges, encumbrances, mortgages, security interests, options, preemptive or other rights, restrictions on transfer, or other interests or equities or imperfections of title whatsoever. Except for the interests owned by Contra Costa Farms, LLC, there are no other equity securities of Company outstanding on the date hereof and there are no existing warrants, preemptive or other rights, options, calls, commitments, conversion privileges, or other agreements (all the foregoing being collectively called "**Options**") obligating Company to any membership interests of the Company. The Company has no membership interests of any class authorized or outstanding except as identified herein. The Purchased Interests represents one hundred percent (100%) of the issued and outstanding membership interests of the Company. To the Best Knowledge of the Company, the Purchased Interests and Options issued to date by the Company, or any subsidiary, were issued in transactions exempt from registration under the federal Securities Act of 1933, as amended (the "**Securities Act**") and under applicable state securities or Blue Sky laws (the "**State Laws**"). To the Best Knowledge of the Company, it has not violated the Securities Act or the State Laws in connection with the issuance of any shares of capital stock or other securities from the date of organization through the Closing Date.

3.5 *Valid Title to Purchased Interests.* The Sellers have in accordance with **Schedule 1.1**, and will deliver to Buyer, valid and marketable title to the Purchased Interests at the Closing, free and clear of any claims, liens, pledges, charges, encumbrances, mortgages, security, interests, options, preemptive or other rights, restrictions on transfer or other interest or equities or any other imperfections of title whatsoever. Each Seller, as to himself only, represents and warrants that he has full power and lawful authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby; and that the execution and delivery of this Agreement by him and the consummation and performance of the transactions contemplated hereby by him are and will be the legal, valid and binding obligation of such Seller, enforceable against him in accordance with their terms.

3.6 *Assets.*

(a) *Physical Assets, Cash, Machinery.* All assets of the Company included in Company's Interim Date Balance Sheet (as hereinafter defined), other than those disposed of since the Interim Date in the ordinary course of business, are at the date of the Closing, the assets associated with and necessary to the business and operations of Company. With respect to the machinery and equipment owned by the Company, Sellers make no representation, warranty, express or implied, including in particular the implied warranties of merchantability and fitness for a particular purpose, other than the warranty of title and that such machinery and equipment (i) is and will be as of the Closing Date in good operating condition for its intended purposes in the operation of the business as heretofore conducted by Seller, ordinary wear and tear excepted, (ii) has been maintained on an "as needed" basis consistent with the Company's past practice and, (iii) is substantially adequate for current needs and, currently projected production levels of the Company, including the processing of the existing backlog on a basis consistent with the Company's past practice. The machinery, equipment and other like assets have been and will be, up to the Closing, operated in a manner consistent with the Company's present operating practices.

(b) *Liens.* Company has good and marketable title to all its assets (including, without limiting the generality of the foregoing, those reflected in the Balance Sheet (as hereinafter defined), except as since sold or otherwise disposed of in the ordinary and normal course of business on commercially reasonable terms), free and clear of all claims, liens, pledges, charges, mortgages, security interests, encumbrances, equities or other imperfections of title of any nature whatsoever, except for liens for current taxes and assessments not yet due and payable.

(c) *Inventory.* The inventory of the Company reflected on the Balance Sheet or existing at the date hereof has been acquired in the ordinary course of the Company's business and is of a quality and quantity saleable in the ordinary course of the Company's business at prevailing market prices; is valued at lower of cost or market and reflects write-downs to realizable values in the case of items which have become unsaleable or slow moving (except at prices less than cost) through regular distribution channels in the Company's business.

(d) *Real Estate.* With the exception of the real estate and buildings and improvements thereon which the Company leases at 2366 Stanwell Circle, Concord, CA 94520 and described on **Schedule 3.6(d)** (the "**Real Estate**"), the Company does not own or lease any real estate. With respect to the Real Estate:

(i) The Real Estate and the operations conducted thereon and the uses made thereof are in compliance with all, and are not in violation of any, applicable federal, state or local statute, ordinance, code, order, requirement, law, rule or regulation relating to occupational health or safety, building or zoning matters.

(ii) No written or oral notice of violation of any applicable federal, state or local statute, ordinance, order, requirement, law, rule, regulation, or of any covenant, condition, restriction or easement affecting the Real Estate, with respect to the use or occupancy of the Real Estate, has been given by any person having jurisdiction over the Real Estate or by any other person entitled to enforce the same, or to the best of Company's knowledge, any other person or entity since the date of Company's ownership of the Real Estate.

(iii) To the best of Company's knowledge, without having made any investigation, there is no plan, study or effort by any governmental authority or any other person or entity having jurisdiction over the Real Estate which may prevent or hinder the continued use of the Real Estate as heretofore used in the conduct of the Company's business.

(iv) To the best of Company's knowledge, without having made any investigation, there is no intended or proposed federal, state or local statute, ordinance, order, requirement, law, rule or regulation (including, but not limited to, zoning changes) intended or proposed by any governmental authority or agency or any other person or entity having jurisdiction over the Real Estate which may prevent or hinder the continued use of the Real Estate as heretofore used in the conduct of the Company's business. There is no suit, action, claim or legal, administrative, arbitration or other proceeding or governmental investigation pending (including, but not limited to any eminent domain proceeding) or, to the best of Sellers' knowledge, without having made any investigation, intended or proposed by any governmental authority or agency or any other person or entity having jurisdiction over the Real Estate against or affecting the Real Estate or the use thereof.

(v) Company has not received any actual oral or written notice of any existing plan to modify or realign any street or highway or eminent domain proceeding that would result in the taking of all or any part of the Real Estate or that would prevent or hinder the continued use of the Real Estate as heretofore used in the conduct of the Company's business, nor have Sellers received any actual oral or written notice that any such plan is intended or proposed.

(vi) Except as set forth on the Schedule of Liens and Encumbrances attached hereto as **Schedule 3.6(b)**, there are no encroachments onto the Real Estate of any improvements of any

adjoining property, nor does the Real Estate or any improvements thereon encroach onto any adjoining property.

(vii) There are no unpaid taxes, assessments (special, general or otherwise) or bonds of any nature affecting the Real Estate or any portion thereof.

(viii) All covenants, conditions, restrictions, easements and similar matters of record or of which Sellers have actual knowledge affecting the Real Estate are presently and at Closing shall be complied with in all material respects.

(ix) Neither this Agreement nor anything provided to be done under this Agreement violates or shall violate any contract, document, understanding, agreement, arrangement or instrument affecting the Real Estate to which the Company is a party.

(x) Sellers represent that the buildings on the Real Estate are, and as of the Closing Date will be, structurally sound in all material respects for their current use and purpose, namely, as a cannabis facility for the Company. Buyer shall accept the Real Estate "as is" and in its present condition on the Closing Date, subject to normal wear and tear, without claim against the Company for any defects therein of any kind, latent or otherwise, and agrees that the Company made no warranty or representation, express or implied, as to the condition of the Real Estate or any portion thereof or as to its permitted uses.

(xi) Sellers have not received any written or oral actual notice from the Company's insurance carriers or the United States Department of Labor Occupational Health and Safety Administration specifying any corrective items in respect of the Real Estate, the operations conducted thereon, or the uses made thereof.

(xii) The Company owns good and marketable fee simple absolute title to the Real Estate free and clear of any and all mortgages, deeds of trust, liens, encumbrances, claims, charges, security interests, equities, covenants, conditions, restrictions, easements, rights of way or other matters affecting the Real Estate of record or of which Sellers have actual knowledge.

(e) *Asset Schedule True, Correct and Complete.* All of the personal and real property leased by Company is listed on **Schedule 3.6(e)**, and copies of all of the lease documents have been delivered to Buyer. Except as specified on **Schedule 3.6(e)**, all such lease documents are unmodified and in full force and effect, and there are no other material agreements, written or oral, between Company and any third parties claiming an interest in Company's interest in any leased property or otherwise relating to Company's use and occupancy thereof, and all material covenants, conditions, restrictions, easements and similar matters affecting the leased property have been complied with by Company in all material respects.

3.7 *Conduct of the Business.* The Company is not a party to, or subject to or bound by nor are any of its assets subject to or bound by any agreement, oral or written, or any judgment, law, rule, regulation, order, writ, injunction or decree of any court or governmental or administrative body which prohibits or adversely affects or upon the consummation of the transactions contemplated hereby would prohibit or adversely affect: (i) the use of any or all of the assets and property of Company necessary for operation in the ordinary and usual course of business; or (ii) the conduct of its business and operations, in each case, in all respects in the same manner as such business has been conducted by it. Company has all properties and rights necessary to conduct the business and operations of the Company in all material respects in substantially the same manner as such business has been conducted by it prior to the date hereof. Except as disclosed on the Schedule of Consents, Permits, Authorizations and Security Clearances attached hereto as **Schedule 3.7(a)**, neither Sellers nor the Company is required by any person or governmental authority to obtain any consents, authorizations, licenses, permits, orders, certificates, registrations, qualifications or security clearances for the conduct of Company's business (including qualifications to transact business as a foreign corporation in various states);

and, except as set forth on **Schedule 3.7(a)**, Sellers and Company have obtained all such consents, authorizations, licenses, permits, orders, certificates, registrations, qualifications and security clearances; the same are valid and subsisting; and, except as set forth on **Schedule 3.7(a)**, the consummation of this Agreement will not invalidate the same. The business and operations of the Company have been and are being conducted in compliance with all applicable statutes, ordinances, orders, rules and regulations of any federal, state or local governmental authority (including without limitation those relating to fair labor practices and standards, equal employment practices and occupational safety and health and federal procurement). The Company has not failed in any material way to comply with any law, order or regulation, in any way applicable to or affecting the Company's business of any governmental commission, board or agency or instrumentality, domestic or foreign, having jurisdiction over the Company or its operations, including, without limitation, laws, orders and regulations thereof relating to zoning, building codes, antitrust, occupational safety and health, consumer product safety, product liability, hiring, wages, employee benefit plans and programs, collective bargaining and the payment of withholding and Social Security taxes, and the Company has not received any actual written or oral notices or other communication from any such agency with respect to an alleged, actual or potential violation and/or failure of Company to comply with any of the foregoing.

The Sellers have no reason to believe that business relations currently maintained with Company's significant suppliers, customers and others will not be similarly maintained in all substantial respects after the date hereof and the date of the Closing. Without limiting the generality of the foregoing, no supplier, distributor or customer of the Company has notified the Company that it intends to discontinue its relationship with the Company.

3.8 *Financial Statements and Undisclosed Liabilities.*

(a) The Company has delivered to the Buyer its unaudited balance sheet ("**Balance Sheet**") as of June 30, 2020 (the "**Interim Date**") and its audited financial statements of the Company for the period ended December 31, 2020 (all of which financial statements are collectively referred to as "**Interim Financial Statements**"). The Interim Financial Statements and similar balance sheets and statements for periods subsequent to those covered by the Interim Financial Statements are hereinafter referred to as "**Financial Statements**."

(b) All of the Financial Statements: (i) are true and correct in all material respects and present fairly the financial position of the Company as of the dates thereof and the results of operations and changes in financial position for the respective periods covered by such statements, and (ii) have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with Company's past practices.

(c) The Company does not have any indebtedness, liability, claim or obligation of any nature, fixed or contingent, choate or inchoate, liquidated or unliquidated, secured or unsecured or otherwise of any kind or nature whatsoever, except: (i) as shown dollar for dollar on the Balance Sheet or incurred in the ordinary course of business on commercially reasonable terms subsequent to the Interim Date; or (ii) commercial obligations to perform pursuant to executory obligations not in default as disclosed pursuant to this Agreement. To the best of Sellers' knowledge, there is no existing condition, situation or set of circumstances which will result in any such liabilities.

(d) The accounts receivable shown on the Interim Financial Statements or those acquired after the Interim Date and not collected prior to the date hereof arose in the ordinary and normal course of business and represent accounts validly due for goods sold or services rendered or validly incurred indebtedness on the part of those obligated thereon, are fully collectible in the ordinary course of business in the aggregate face amounts thereof without offset or counterclaim, net of the reserve for doubtful accounts shown on the Balance Sheet, if any, which reserve, if any, has been determined on a basis which is consistent with prior periods, and there are no facts actually known to Sellers to cause an increase in such reserve. Notwithstanding the foregoing,

The books of account of the Company reflect as of the dates shown thereon substantially all of its material items of income and expense, and all of its assets, liabilities, liens and accruals required to be reflected therein.

3.9 *Taxes.* The amounts stated as provisions for taxes on the Balance Sheet are sufficient for the payment of all federal, state, local and foreign taxes, assessments and other governmental charges or levies, and all employment and payroll-related taxes, including any penalties and interest (collectively referred to in this Agreement as "taxes") thereon, whether or not based upon or measured by, in whole or in part, net income, and whether or not disputed, of the Company accrued for or applicable to all periods ended on or prior to the Interim Date. The Company has duly made all deposits required by law with respect to employees withholding taxes and has duly filed with all appropriate governmental agencies and bodies (whether federal, state, local or foreign) all income, sales, use, license, franchise, excise, gross receipts, employment and payroll-related and real and personal property tax returns and all other tax returns which were required to be filed, all of which properly reflect the taxes owed by the Company or any subsidiary for the periods covered thereby, and has paid, or has established adequate reserves (as required by generally accepted accounting principles) for the payment of, all taxes shown to be due on such returns, except in each case sales and use taxes in those instances where the customers of the Company are contractually obligated to pay the tax. The Company has not received any notice of assessment or deficiency or proposed assessment by the U.S. Internal Revenue Service or any other taxing authority in connection with such tax returns for taxes due in excess of $10,000 and there is no pending tax examination of or tax claim immediately due and payable asserted against the Company or its properties. There is no tax lien on any of the assets of the Company, except for liens for taxes not yet due and payable. No federal or state income tax return filed by the Company has been audited, and no agreements for the extension of time or the waiver of the statute of limitations for the assessment of any deficiency or adjustment for any year is in effect. Correct and complete copies of all federal and state income tax returns filed by the Company have been delivered to Buyer.

3.10 *Patents, Trade Names, Trademarks and Copyrights.*

All patents, patent applications, trade names, registered or common law trademarks, trademark applications and copyrights owned by or licensed to Company are listed in the Schedule of Patents, Trademarks and Copyrights attached hereto as **Schedule 3.10** and have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights or the corresponding offices of other countries, states or other jurisdictions to the extent all patents, patent applications, trade names, registered or common law trademarks, trademark applications and copyrights owned by or licensed to Company are listed in the Schedule of Patents, Trademarks and Copyrights attached hereto as **Schedule 3.10** and have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights or the corresponding offices of other countries, states or other jurisdictions to the extent set forth on said **Schedule 3.10**, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such country, state or other jurisdictions. Except as set forth in said **Schedule 3.10**, use of said patents, trade names, trademarks or copyrights does not require the consent of any third party and the same are freely transferable (except as otherwise provided by applicable law or in **Schedule 3.10**) and are owned exclusively by Company free and clear of any attachments, liens, encumbrances or adverse claims. No outstanding order, decree, judgment or stipulation, and no proceeding charging Company with infringement of any adversely held patent, trade name, trademark or copyright has been filed or, to the best of the Company's knowledge, is threatened to be filed and the continuing conduct of the business of Company will not result in the infringement of any patents, patent applications, trade names, trademarks, copyrights or other rights owned by or owed to any third party. Except as specifically disclosed in **Schedule 3.10**, the Company has not used and

does not need to use or rely upon any patent, trade name, trademark or copyright in order to conduct its business as presently being conducted or presently contemplated to be conducted.

The Company has the right to use, free and clear of any claims or rights of any third party, all trade secrets, customer lists, manufacturing processes, secret processes, know-how and any other confidential information required for or used in the manufacture or marketing of all products either being sold or manufactured by Company, including, without limitation, any products licensed by Company from others. The Company is not in any way making any unlawful or wrongful use of any trade secrets, customer lists, manufacturing processes, secret processes, know-how or any other confidential information of any third party, including, without limitation, any former employer of any present or past employee of Company. Neither the Sellers nor, to the best of Seller knowledge, any officer, director or key employee (which shall mean any person at or above the office of Vice President), of the Company is a party to any non-competition agreement, non-disclosure agreement, or similar agreement with any third party.

3.11 *List of Contracts.* Except for the contracts, commitments, plans, agreements and licenses described in the Schedule of Contracts and Commitments attached hereto as **Schedule 3.11**, and except for items involving less than five thousand dollars ($5,000), the Company is not a party to, nor is any of its properties or assets subject to or otherwise bound by, any:

(a) Contract with any present or former Stockholder, director, officer or employee, agent or consultant;

(b) Collective bargaining agreement (or any side agreement, local understanding or settlement agreement relating to any such collective bargaining agreement) or any agreement or contract with any labor union or other employees' association;

(c) Lease or similar agreement regarding any real property or personal property involving annualized payments or potential payments by or to the Company of at least thirty thousand dollars ($30,000);

(d) Any contract involving more than ten thousand dollars ($10,000) for the future purchase of commodities, materials, inventory, ingredients, supplies, products, merchandise, services or equipment;

(e) Bonus, pension, profit-sharing, retirement or any hospitalization, or insurance or similar plan or practice, formal or informal, in effect with respect to employees of the Company or any other person or entity;

(f) Franchise, dealer, distribution, sales or agency contract or commitment;

(g) Any other outstanding contract of sale involving more than ten thousand dollars ($10,000), or any distribution agreement, representative or sales agency agreement, creating any obligation of Company to sell or distribute products;

(h) Guarantees or indemnities, direct or indirect, current or contingent, of the obligations of customers of the Company or any other person or entity;

(i) Contracts with suppliers, vendors, distributors, clients, customers or others for the future performance of services or provision of goods by or for Company which are not terminable by the Company on less than thirty (30) days prior notice without penalty;

(j) Insurance policy;

(k) Advertising contract or commitment;

(l) Bank account, lock box or similar depository arrangements;

(m) Any license or franchise agreement (as licensor/franchisor or licensee/franchisee);

(n) Any real estate mortgage, loan or credit agreement with any lender, any indenture, pledge, conditional sale or title retention agreement, equipment obligation or lease, or lease purchase agreement;

(o) Any agreement restricting the freedom of the Company or of its employees, to compete in any line of business, in any geographic area or with any person or entity.

(p) Any other material contracts affecting the Company.

(q) Any contract of the Company to which the United States government or any agency thereof is a party.

All the contracts and commitments listed in said **Schedule 3.11** are valid and binding obligations of the Company and of the other parties thereto in accordance with their respective terms and conditions except as set forth on **Schedule 3.11**.

There has been no breach or default of any provisions of any such contract, commitment, lease or other agreement by the Company, or to the best of the Company's knowledge, any other party thereto, and nothing has occurred which, with lapse of time or the giving of notice or both, would constitute a breach or default by the Company, or to the best of the Company's knowledge, by any other party thereto with respect to any such contract or commitment or which would cause acceleration of any obligation of any party thereto or the creation of any lien, encumbrance, security interest in or upon the Purchased Interests, or the assets of Company. Buyer has been furnished with true and complete copies of all scheduled contracts and commitments.

3.12 *Litigation.* There is no action, suit, proceeding or investigations pending against the Company, and, to the best of the Company's knowledge after reasonable inquiry, there is no threatened action, suit, proceeding or investigation against the Company, nor has the Company received any written or oral actual notice of any such action, suit, proceeding or investigation. No judgement, order, writ, injunction or decree or award has been issued by or, so far as is known by the Company after reasonable inquiry, requested of any court or governmental agency which might result in an adverse change in the business, property or assets, or in the condition, financial or otherwise, of Company or which might adversely affect the transactions contemplated by this Agreement. The Company has never been subject to any bankruptcy or other insolvency proceedings.

3.13 *Absence of Changes.* Since the Interim Date, the Company has conducted its business only in the ordinary course and, except as set forth in this Agreement, Company has not, as of the date hereof, either directly or indirectly since the Interim Date:

(a) incurred any obligation or liability (absolute, accrued, contingent or otherwise), other than current liabilities incurred and obligations otherwise permitted by this Agreement;

(b) mortgaged, pledged or subjected to lien, charge or any encumbrance or other imperfections of title any of its assets, tangible or intangible;

(c) purchased, sold, assigned, transferred, abandoned or otherwise disposed of any assets other than on commercially reasonable terms in the ordinary and normal course of its business, or cancelled any debts or claims, other than in the ordinary and normal course of business on commercially reasonable terms and in amounts which in the aggregate are not material;

(d) experienced any materially adverse change in its financial position, assets, liabilities or business;

(e) entered into any transaction other than in the ordinary and normal course of business on commercially reasonable terms in amounts in the aggregate that are not material;

(f) issued any stock, bonds, convertible securities or other securities, or become obligated to issue any such securities or granted any stock options, warrants, calls, conversion privileges, commitments or rights with respect to such securities;

(g) declared, set aside or paid any dividend on, or made any other distribution in respect of, the capital stock of Company or made any direct or indirect redemption, purchase or other acquisition by Company of its own capital stock (or any agreement under which Company has become obligated to do any of the foregoing);

(h) entered into any compromise or settlement of any litigation, proceeding or governmental investigation relating to Company or its assets, properties, rights or business;

(i) changed or amended the Articles of Organization or the Operating Agreement of the Company;

(j) suffered any damage, destruction or loss whether or not covered by insurance which might materially adversely affect the property, business or operations of the Company;

(k) made or suffered any amendment, modification or termination of any material contract or agreement which might adversely affect the properties, business or operations of the Company;

(l) received actual notice of any labor trouble, difficulty, dispute or organizing effort involving any employees of the Company;

(m) made any loans (other than travel expense advances, and other loans in amounts of less than ten thousand dollars ($10,000) each) to any stockholders, directors, officers or employees of Company;

(n) except as provided for in this Agreement, changed the number or kind of shares of capital stock authorized, issued or outstanding;

(o) formed any subsidiaries or merged or consolidated, or obligated itself to do so, with or into any other entity;

(p) repaid any loans or other advances from stockholders or partners or repaid any indebtedness of the Company for which any stockholder was a guarantor or was otherwise directly or indirectly liable;

(q) waived any rights, contractual or otherwise, whether or not in the ordinary course of business;

(r) paid or discharged any lien or liability of Company which was not shown on the Interim Date Balance Sheet or incurred in the ordinary course of business thereafter;

(s) incurred any obligation or liability on behalf of Company to any of its officers, directors, employees or Sellers (including, without limitation, any increase in compensation or bonuses payable to such officers, directors or employees earning more than ten thousand dollars ($10,000) per year) or any loans or advances made by Company to any of its officers, directors, employees or stockholders except normal compensation and expense allowances payable to such persons in the ordinary course of business of the Company;

(t) entered into any lease or sublease, pledge or hypothecation of real or personal property or of any of the Company's assets.

3.14 *Insurance.* The Schedule of Insurance attached hereto as **Schedule 3.14** contains a correct and complete list of all policies (including binders) of insurance held by or on behalf of the Company or relating to its business or any of its assets (specifying the insurer, the amount of coverage, type of insurance, risks insured, any pending claims thereunder and claims history in the last twenty-four (24) months). To the Best Knowledge of the Company, such policies are valid and enforceable in accordance with their respective terms and are outstanding and duly in force as of the date hereof. Except as set forth in **Schedule 3.14**, there is no default with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required thereby, which has had or reasonably might have a material adverse effect on the enforceability of substantial rights of the Company under any such policy. There are no claims that are not accrued on the Balance Sheet, and there are no unusual provisions for retroactive or retrospective premium adjustments or cancellation or nonrenewal. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any policy has been received by the Company. No policy of the Company has been cancelled by the issuer within the last three (3) years. Except, as set forth on any Schedule hereto, to the Company's Best Knowledge, there is no state of facts and no event has occurred which reasonably might form the basis of any claim against or relating to the Company or its business or operations or any of its assets which are covered by any of such policies, or which might materially increase the premiums (other than general increases and additions to assets covered) payable under any such policy. **Schedule 3.14** also contains a true and complete description of all outstanding bonds and other surety arrangements issued or entered into in connection with the Company or its business.

3.15 *Insider Indebtedness.* No officer, director or stockholder of Company is indebted to Company or otherwise owes Company any money.

3.16 *Governmental and Other Approvals.* Except as set forth in **Schedule 3.2**, all requisite consents, authorizations, licenses, permits, orders, certificates and approvals of all governmental authorities or other parties necessary for the Sellers and the Company to consummate the transactions contemplated by this Agreement will be obtained as of the time of Closing. The Company has all consents, licenses, permits, registrations, approvals and certificates required under applicable law or regulation, federal, state and local, necessary to the ownership of all of the assets of the Company and necessary to the operation of the Company's business as presently conducted and as presently contemplated. The Company and its operations have conformed and presently conform to all laws, ordinances, requirements, regulations or orders, including, without limitation, those relating to fair labor practices and standards, equal employment practices, or occupational safety and health applicable to the conduct of the Company's business and the ownership and management of any of its property.

3.17 *Environmental Protection.*

(a) The Company has obtained and will maintain through the Closing Date all permits, licenses, certificates and other authorizations which are required with respect to the operation of its business under federal, state, local and foreign environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, solid, toxic or hazardous substances or wastes (the "**Environmental Laws**").

(b) Tthe Company is in compliance in all respects with all terms and conditions of the required permits, licenses and authorizations required by the Environmental Laws, and is also in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. The Company has heretofore delivered to Buyer true and complete copies of all environmental studies made in the last three (3) years relating to its business.

(c) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending, relating to the Company's business or, to the best knowledge of the Company, threatened against the Company, relating in any way to the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

(d) There are no past or present (or, to the best knowledge of the Sellers, anticipated) events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, including, without limitation, liability under the Clean Water Act, the Clear Air Act, Occupational Safety and Health Act of 1970, as amended, the Environmental Protection Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or similar state or local laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, by the Company of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

(e) There has been no emission, spill, release or discharge whether from any Company location or disposal site, into or upon (i) the air, (ii) soils or improvements, (iii) surface water or ground water, or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing such sites of any toxic or hazardous substances or wastes used, stored, generated, treated or disposed at or from any of the aforementioned sites (any of which events is hereafter referred to as "**Hazardous Discharge**"). Except for inventory of raw materials, supplies, work in process and finished goods listed in **Schedule 3.17** that is to be used or sold in the ordinary course of its business, all of the Company's assets are free of all toxic or hazardous substances or wastes.

(f) There has been no complaint, order, directive, claim, citation or notice by any governmental authority or any other person or entity with respect to (i) air emissions, (ii) spills, releases or discharges to soils or any improvements located thereon, surface water, ground water or the sewer, septic system or waste treatment, storage or disposal systems servicing any Company location or disposal site, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes or (vi) other environmental, health or safety matters affecting the Company, any real property related to the operation of the Company's business, any improvements located thereon or the business therein conducted (any of which is hereafter referred to as an "**Environmental Complaint**").

(g) Prior to the Closing there shall not occur any Hazardous Discharge except in accordance with a valid governmental permit, license, certificate or approval listed in **Schedule 3.17** or Environmental Complaint.

3.18 *Certificate of Organization.* The Certificate of Organization of the Company and all amendments thereto to the Certificate have been validly adopted by the stockholders and directors of the Company and the Certificate of Organization, as amended, is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms.

3.19 *Operating Agreement.* The Operating agreement of the Company, and all amendments to the Operating Agreement, have been validly adopted, and the Operating Agreement, as amended, is in full force and effect and are legal, valid, binding and enforceable in accordance with its terms.

3.20 *Members.* The Company has no members other than the Sellers.

3.21 *Non-Affiliation.* Neither Sellers nor the Company nor any corporation or firm in which any of them owns stock or has any beneficial interest, is a party to or has any beneficial interest in any contract, agreement, undertaking, obligation or arrangement to which the Company is a party or by which the Company or any of its properties is bound or subject, or has any ownership interest (other than an investment in a publicly held corporation, not exceeding five percent (5%) of the outstanding capital stock of such corporation) with any customer, competitor, supplier or distributor of the Company.

3.22 *Disclosure.* No representation or warranty in this and no statement contained elsewhere in this Agreement or in any Schedule, Exhibit, Certificate or other document furnished or to be furnished to Buyer pursuant hereto or in connection with the transactions contemplated under this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading. There is no fact, which materially and adversely affects, or, to the best of Sellers' knowledge, in the future may materially and adversely affect, the condition of the Company which has not been set forth herein. With respect to all representations and warranties herein which are made "to the best of the Company's knowledge," the Company shall be deemed to have knowledge of any matter or fact if any of the Company's senior management, which shall mean any person at or above the office of Vice President, has actual personal knowledge of such matter or fact.

4. *REPRESENTATIONS AND WARRANTIES BY BUYER.*

As of the date hereof and as of the date of the Closing, Buyer represents and warrants as follows:

4.1 *Organization and Qualification of Buyer.* Buyer is duly organized, validly existing and in good standing under the laws of Wyoming. Buyer has full corporate power and authority to own or lease all of its properties and assets and to conduct its business in the manner and in the places where such properties are owned and leased or such business is now conducted by it.

4.2 *Authority of Buyer.* This Agreement and each of the agreements and other documents and instruments delivered or to be delivered by Buyer pursuant to or in contemplation of this Agreement will constitute, when so delivered, the valid and binding obligation of Buyer and shall be enforceable in accordance with their respective terms. The execution, delivery and performance of this Agreement and each such agreement, document and instrument has been duly authorized by all necessary corporate action of Buyer and is within Buyer's corporate powers. The execution, delivery and performance of any such agreement, document or instrument by Buyer and the execution, delivery and performance of this Agreement or any other agreement, document or instrument by the Buyer does not and will not with the passage of time or the giving of notice or both:

(i) result in a breach of or constitute a default under any indenture or loan or credit agreement or under any agreement of the Buyer, or any other material agreement, lease or instrument to which Buyer is a party or by which the property of Buyer is bound or affected;

(ii) result in a violation of or default under any law, rule, or regulation, or any order, writ, judgment, injunction, decree, determination, award, indenture, material agreement, lease or instrument now in effect having applicability to Buyer;

(iii) violate any provisions of the Certificate of Incorporation or Bylaws of Buyer; or

(iv) require any approval, consent or waiver of, or filing with, any entity, private or governmental, which has not been obtained.

4.3 *Governmental Approvals.* All requisite consents, authorizations, licenses, permits, orders, certificates and approvals of all third parties and/or governmental agencies, including without limitation any governmental agency or authority of the United States, or other jurisdiction whose approval is necessary for Buyer to consummate the transactions contemplated by this Agreement have been obtained.

4.4 *Disclosure.* No representation or warranty in this Article 4, and no statement contained elsewhere in this Agreement or in any schedule, exhibit, certificate or other document furnished or to be furnished by Buyer to Sellers pursuant hereto or in connection with the transactions contemplated under this Agreement contains any untrue statement of a material fact or omits or will omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

5. *REPRESENTATIONS AND WARRANTIES BY EACH OF THE SELLERS.*

5.1 *Purchase for Investment.* Each Seller hereby represents and warrants to the Buyer that such Seller is acquiring the Consideration for its own account, for investment, and not with a view to the distribution thereof in violation of the Securities Act of 1933 or of the State Laws. Each Seller understands that the Consideration has not been registered under the Securities Act of 1933 or the State Laws, by reason of their sale to each Seller in transactions exempt from registration; and, that the Consideration must be held by each Seller indefinitely unless a subsequent disposition thereof is registered under the Securities Act of 1933 and the State Laws or is exempt from registration.

Each Seller represents and warrants to the Buyer that the sale of the Consideration to it hereunder is exempt from registration under the provisions of Section 4(a)(2) of the Securities Act of 1933.

5.2 *Accredited Investor*. Each Seller is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act. Each Seller has such knowledge and experience in financial and business matters that each Seller is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Investor's financial condition and is able to bear the economic risk of such investment for an indefinite period of time.

5.3 *Other Representations by Each Seller*. Each Seller has reviewed and considered those materials delivered to each Seller by the Buyer in connection with this Agreement, and each Seller is sufficiently familiar with the business of the Buyer to have evaluated the decision to make an investment in the Buyer. Further, each Seller has been afforded an opportunity to make inquiries concerning the Buyer or any other matters relating to the issuance of the Consideration and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of the representations and warranties of the Buyer.

6. *RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.*

6.1 *Survival of Representations and Warranties.* All representations, warranties, covenants and obligations herein or in any Exhibit, Schedule, certificate or financial statement delivered by either party to the other party incident to the transactions contemplated hereby shall be deemed to have been relied upon by the other party, shall survive the execution and delivery of this Agreement, any investigation at any time made by any party hereto, and the issuance, sale and purchase of the Purchased Interests and payment therefor until one (1) year after the Closing Date (the "**Cut-off Date**"); *provided, however,* that (a) the representations and warranties of the Company and the Sellers contained in Sections 3.1, 3.2, 3.3, 3.4 and 3.5 shall survive indefinitely after the Closing Date, (b) the representations and warranties of Sellers contained in Section 3.9 shall survive until the expiration of the applicable statutes of limitation as the same may be extended by the Company or Buyer, provided any such extension must be with the prior written approval of Sellers, which approval shall not be unreasonably withheld and (c) the covenants and obligations of the parties contained herein shall be enforceable after the Cut-Off Date subject to any limitations therein set forth. No claim of misrepresentation or breach of any representation, warranty, covenant or obligation may be made by any party hereunder unless notice of such claim is given to the party claimed against on or before the Cut-off Date, or such later survival date as is prescribed for such representation, warranty or covenant in the proviso of the immediately preceding sentence.

6.2 *Further Assurances.* From time to time after the Closing and without further consideration, the parties will execute and deliver, or arrange for the execution and delivery of such other instruments of conveyance and transfer and take such other action or arrange for such other actions as may reasonably be requested to more effectively complete any of the transactions provided for in this Agreement or any document annexed hereto.

7. *INDEMNIFICATION AND SETOFF.*

7.1 *Indemnification by the Company and Sellers.* The Company, and to the extent the Sellers have made representations and warranties as set forth in this Agreement, the Company and the Sellers hereby agree severally, to defend, indemnify and hold Buyer, and its respective officers, directors, shareholders, employees, agents, attorneys and representatives, harmless from and against any damages, liabilities, losses and expenses (including, without limitation, reasonable attorneys' fees) which may be sustained or suffered by Buyer arising out of, based upon, or by reason of a breach of any representation or warranty, or a failure to perform any agreement or covenant made by the Company or the Sellers in this Agreement or in any exhibit, schedule, certificate or financial statement delivered hereunder, or arising out of, based upon, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing covered by such breached representations, warranties or covenants; *provided, however,* that no indemnification shall be payable with respect to any claim for breach of any representation, warranty or covenant asserted by Buyer after the Cut-Off Date or such later survival date as is prescribed for such representation, warranty or covenant in the proviso of the first sentence of **Section 6.1** hereof.

7.2 *Indemnification by the Buyer.* The Buyer hereby agrees to defend, indemnify and hold the Sellers and the Company and their respective employees, agents, attorneys, and representatives, harmless from and against any damages, liabilities, losses and expenses (including, without limitation, reasonable attorneys' fees) which may be sustained or suffered by the Sellers arising out of, based upon, or by reason of a breach of any representation or warranty, or a failure to perform any agreement or covenant, made by the Buyer in this Agreement or in any exhibit, schedule, certificate or financial statement delivered hereunder, or arising out of, based upon, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing covered by such breached representations, warranties or covenants; *provided, however,* that

no indemnification shall be payable with respect to any claim for breach of any representation, warranty or covenant asserted by Sellers or the Company after the Cut-Off Date or such later survival date as is prescribed for such representation, warranty or covenant in the proviso of the first sentence of **Section 6.1** hereof.

7.3 *Notice; Defense of Claims.* Each party to this Agreement shall give prompt written notice to the other party or parties to this Agreement under each claim for indemnification hereunder specifying the amount and nature of the claim, and of any matter which is likely to give rise to an indemnification claim. Each party to this Agreement has the right to participate at its own expense in the defense of any such matter or its settlement, or the indemnified party may direct the indemnifying party to take over the defense of such matter so long as such defense is expeditious. Failure to give timely notice of a matter which may give rise to an indemnification claim shall not affect the rights of the indemnified party to collect such claims from the indemnifying party so long as such failure to so notify does not materially adversely affect the indemnifying party's ability to defend such claim against a third party. No indemnifying party, in the defense of any claim or litigation shall, except with the consent of an indemnified party, which consent shall not be unreasonably withheld or delayed, consent to entry of any judgment or enter into any settlement by which such indemnified party is to be bound and which judgment or settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

8. *NON-DISCLOSURE COVENANTS.*

8.1 *Disclosure of Information.* It is understood that the businesses of Company and the Buyer are of a confidential nature. Prior to the date hereof the Company or the Buyer may have revealed and on or after the date hereof the Company and the Buyer may reveal to the Sellers confidential information concerning Company or the Buyer or any of their affiliates or subsidiaries which, if known to competitors thereof, would damage Company or the Buyer or its said affiliates or subsidiaries. The Sellers agree that they will never divulge or appropriate to their own use, or to the use of any third party, any secret or confidential information or knowledge obtained by them concerning Company or the Buyer or their subsidiaries or affiliates, including, but not limited to, information pertaining to methods, processes, designs, equipment, catalogs, customer lists and operating procedures. The restrictions contained in this paragraph against disclosing or using confidential information shall not apply to information which is in the public domain other than by reason of Sellers' breach of this Agreement or to information previously disclosed by Sellers or the Company to prospective purchasers of the Company, which prospective purchasers have executed and delivered nondisclosure agreements to the Company. Sellers represent that such confidentiality agreements are contracts between the Company and such prospective buyers and that they provide in pertinent part for inter alia: a prohibition on the prospective buyer's use or disclosure of such confidential information, a return (except for one certain prospective buyer) of the confidential material at the Company's request, and a prohibition on solicitation of the Company's employees for a period after the date of execution of the confidentiality agreement.

8.2 *Disclosure of Transaction.* Neither party shall disclose the contents of this Agreement or the terms of the sale contemplated hereunder without the prior written consent of the other party.

9. *MISCELLANEOUS.*

9.1 *Taxes.* Any taxes in the nature of a sales or transfer tax and any stock transfer tax, payable on the sale or transfer of all or any portion of the Purchased Interests or the consummation of any other transaction contemplated hereby shall be paid by the Buyer.

9.2 *Assignability.* Neither this Agreement nor any rights or obligations hereunder, are assignable by Sellers or the Company. The rights of Buyer under this Agreement are assignable in part or wholly to any company controlled by, controlling or under common control with Buyer and any assignee of Buyer shall succeed to and be possessed of the rights of Buyer hereunder to the extent of the assignment made; provided, however, that and such assignment by Buyer shall not relieve Buyer of its obligations hereunder. In addition, after the Closing, Buyer may assign all of its rights and/or obligations under this Agreement to any person who acquires either the stock of Buyer or the Company, or substantially all of the assets of the Company; provided, however, that any such assignment by Buyer shall not relieve Buyer of its obligations hereunder.

9.3 *Publicity.* Except as otherwise required by law, none of the parties hereto shall issue any press release or make any other public statement relating to or connected with, or arising out of, this Agreement or the matters contained herein, without obtaining the prior approval of the Company to the contents and the manner of presentation and publication thereof.

9.4 *Section Headings.* The Section and paragraph headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect provisions thereof. All Exhibits and/or Schedules hereto shall be initialed for identification or may be physically annexed hereto, but in either event such Exhibits or Schedules shall be deemed to be a part hereof.

9.5 *Waiver.* Neither the failure nor any delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy or preclude any further or other exercise thereof, or the exercise of any other right, power or remedy.

9.6 *Expenses.* Except as otherwise provided herein, the Buyer and Sellers shall pay the fees and expenses of their respective accountants and legal counsel incurred in connection with the transactions contemplated by this Agreement.

9.7 *Notices.* Any notices required or permitted to be given hereunder shall be given in writing and delivered in person or sent certified mail, postage prepaid, return receipt requested, to the respective parties at their addresses set forth at the beginning of this Agreement or at such other addresses as may hereinafter be designated by such party in writing to other parties.

9.8 *Governing Law.* This Agreement shall be governed by and construed in accordance with the laws of California.

9.9 *Entire Agreement.* This Agreement contains the entire agreement between the parties hereto with respect to the transaction contemplated herein and shall not be modified or amended except by an instrument in writing signed by the parties hereto.

9.10 *Validity.* The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provisions hereof, and this Agreement shall be construed in all other respects as if such invalid and unenforceable provisions were omitted.

9.11 *Execution Capacity of Sellers.* Each of the Sellers hereby acknowledge that their execution of this Agreement as provided below, whether personally or through their attorney-in-fact, shall be in their individual capacities as well as in their capacities as shareholders of the Company.

9.12 *Counterparts.* This Agreement may be signed in any number of counterparts each of which shall be deemed to be an original and all of which together shall constitute but one and the same instrument. This Agreement may be executed via DocuSign or other similar product.

[This space left intentionally blank.]

IN WITNESS WHEREOF, we have set our hands and seals as of the date first above written.

Kolaboration Ventures Corporation

By: ____________________________________
Martin Wesley, its President

Kolaboration Concord LLC

By: ____________________________________
Charles Wesley, its Managing Member & CFO

[Contribution Agreement Entity Signature Page.]

Member Consent

WHEREAS, the Manager has determined it to be in the best interest of the Company to implement a corporate restructuring transaction;

WHEREAS, pursuant to Section 5.4, subsection (i) of the Company's Operating Agreement, the consent of a majority of the members is required before entering into, on behalf of the Company, any transaction constituting a reorganization;

RESOLVED, the undersigned has determined, and hereby consents to, the reorganization of the Company as outlined in this Contribution Agreement and all other related transaction documents.

The undersigned, a Seller of Purchased Interests, does hereby execute the Contribution Agreement and recognizes his Purchased Interest on **Schedule 1.1** and hereby executes the Stockholders' Agreement attached hereto as **Exhibit B**.

Seller, on one hand, and the Company, on the other hand, for themselves and their respective predecessors, successors, affiliates, officers, directors, principals, partners, employees, executors, beneficiaries, representatives, agents, assigns, attorneys, and all others claiming by or through them hereby release and forever discharge each other and their respective predecessors, successors, affiliated entities, subsidiaries, parent companies, affiliates, officers, directors, principals, partners, employees, executors, beneficiaries, representatives, agents, assigns, attorneys from any and all action, suits , proceedings, debts, contracts, agreements, promises, damages, claims and demands of any kind, nature or description, known or unknown, whether based upon a tort, contract or other theory of recovery, and whether for compensatory damages, punitive damages or other relief in law, equity or otherwise, that any of the Parties has ever had, now has, or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever from the inception of the Company to the day of the date of this Agreement.

Seller

____
Name: ________________________________
Address: ______________________________
____
____
Email: ________________________________
Phone Number: ________________________

Kolaboration Concord LLC

By: ____________________________________
Charles Wesley, its Managing Member and CFO

[Contribution Agreement Seller Signature Page.]

EXHIBIT A
REGISTRATION RIGHTS AGREEMENT

EXHIBIT B
STOCKHOLDERS' AGREEMENT

SCHEDULES

Schedule 1.1--Purchased Interests

Schedule 3.2--Breaches, Defaults and Required Consents

Schedule 3.6(d)--Real Estate Leased

Schedule 3.6(e)—Leased Real Property

Schedule 3.7(a)--Consents, Permits, Authorizations and Security Clearances

Schedule 3.10--Patents, Trademarks and Copyrights

Schedule 3.11--Contracts and Commitments

Schedule 3.14--Insurance

Schedule 1.1--Purchased Interests

Kolaboration Concord LLC members:

Member	Percentage Ownership	Vested Share Conversion	No-vested Share Conversion[1]
Robert & JeanneYeagley	1.00%	41,440	51,170
Contra Costa Farms LLC	99.00%[2]	4,102,560	5,056,830

[1] These shall be calculated in accordance with Section 1.1(b) of the Asset Purchase Agreement of Contra Costas Farms LLC of even date.
[2] Contra Costa Farms LLC will distribute these shares to it members pursuant to a Contribution Agreement of even date.

Schedule 3.2--Breaches, Defaults and Required Consents

Industrial and Commercial Lease Agreement

Dated:	May 19, 2021
Parties:	Kolaboration Concord LLC and Stanford L. Holmgren; Stanford L. Holmgren Jr. Revocable Trust & Karen Holmgren Revocable Trust; Karen Holmgren
Provision:	Article 7; tenant shall not voluntarily or by operation of law assign, transfer, mortgage or encumber or sublet all or any part of Tenant's interest in the Lease or in premises without the Landlord's previous written consent.

Schedule 3.6(d)—Real Estate Owned

None. The Company has the option to purchase the real property currently leased in Contra Costa County.

Option to Lease Addendum (Standard Lease Addendum)

Lessor:	Stanford L. Holmgren; Stanford L. Holmgren Jr. Revocable Trust & Karen Holmgren Revocable Trust; Karen Holmgren
Dated:	May 19, 2021
Property:	2366 Stanwell Circle, Concord, California 94520
Option Period:	August 1, 2021 to within 90 days of July 31, 2026
Price:	$4,057,450.00

Schedule 3.6(e)—Leased Real Property

The Company leases real property in Contra Costa County, California located at 2366 Stanwell Circle, Concord, CA 94520.

Industrial and Commercial Lease Agreement

Parties: Kolaboration Concord LLC and Stanford L. Holmgren; Stanford L. Holmgren Jr. Revocable Trust & Karen Holmgren Revocable Trust; Karen Holmgren
Term: 5 years (commencing August 1, 2021; expiry approx.. June 14, 2026); one five-year option to extend
Base rent: $35,236.00
Security Deposit: $40,000

Schedule 3.7(a)--Consents, Permits, Authorizations and Security Clearances

The City of Concord has awarded the Company the right to proceed with obtaining a Cannabis Use Permit and a subsequent Cannabis License with the DCC.

Schedule 3.10 – Patents, Trademarks and Copyrights

<u>Tradename(s)</u>

CoCo Farms

Schedule 3.11--Contracts and Commitments

Industrial and Commercial Lease Agreement

Dated: May 19, 2021
Property: 2366 Stanwell Circle, Concord, CA 94520
Parties: Kolaboration Concord LLC and Stanford L. Holmgren; Stanford L. Holmgren Jr. Revocable Trust & Karen Holmgren Revocable Trust; Karen Holmgren
Term: 5 years (commencing August 1, 2021; expiry approx. June 14, 2026); one five-year option to extend
Base rent: $35,236.00
Security Deposit: $40,000

Schedule 3.14—Insurance

Kolaboration Concord	**Carrier**	**Policy #**	**Policy Period**
Commercial General Liability	American Federation Insurance	AFGL-CA-00670-00	12/13/20 to 12/13/21